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                                                                      EXHIBIT 11

                      EXHIBIT (11)* TO REPORT ON FORM 10-Q

                       TELXON CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                 (Dollars in Thousands Except Per Share Amounts)
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
                                                          Three Months                 Six Months
                                                       Ended September 30,        Ended September 30,
                                                       1996          1995          1996          1995
                                                      ------        ------        ------        ------
Net (loss) income applicable to common
          shares .............................      $ (4,702)      $ 2,811      $ (9,499)      $ 5,040
                                                    ========       =======      ========       =======

Weighted average common shares outstanding for
          the period .........................        16,182        16,248        16,265        16,066
                                                    ========       =======      ========       =======

(Loss) earnings per common share:
       On the weighted average common
           shares outstanding for the year **       $   (.29)      $   .17      $   (.58)      $   .31


*        Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 5-3/4% Convertible Subordinated Notes and 7-1/2% Convertible Subordinated Debentures were omitted from the fully diluted calculation due to their antidilutive effect.
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